MA

Proposal 1 passed on March 18, 2002.
Proposal 2 has passed.

Proxy Results - ML Massachusetts Municipal Bond Fund
1st Meeting Date: March 18, 2002
2nd Meeting Date: May 10, 2002
3rd Meeting Date: May 31, 2002
4th Meeting Date: July 12, 2002
5th Meeting Date: July 24, 2002

Record Date: January 22, 2002
As of: July 24, 2002

All Classes	Shares Needed to Pass	Outstanding Shares	Votes Needed Two-Thirds of Outstanding Shares	For	Against	Abstain	Total Units Voted
Proposal 2
2) Merger of ML Massachusettes Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-41,990	4,208,487	2,805,658	2,847,648	251,305	147,531	3,246,484

Class B

Proposal 2
2) Merger of ML Massachusettes Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-32,519	3,277,915	2,185,277	2,217,796	172,924	90,633	2,481,353

Class C

Proposal 2
2) Merger of ML Massachusettes Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-707	265,951	177,301	178,008	32,691	16,383	227,082

Class D

Proposal 2
2) Merger of ML Massachusettes Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-1,555	309,353	206,235	207,790	28,556	8,062	244,408

Voting Requirements:
The Quorum for the State Fund shareholders consists of one-third of the shares of the State Fund and one-third of the shares of each of Class B, Class C, and Class D entitled to vote at the Meeting.

The approval of the Proposal 1 requires the affirmative vote of a majority of the shares represented at the meeting.

The approval of Proposal 2 requires the affirmative vote of the State Fund shareholders, voting together as a single class, representing two-thirds of the outstanding shares entitled to be cast thereon and the affirmative vote of Class B, Class C, and Class D shareholders of each State Fund, each voting separately as a single class, representing two-thirds of the outstanding Class B, Class C, and Class D shares entitled to be voted thereon.

Last Updated on 09/24/2002
By Jeff Lada